Exhibit 10.1

            January 10, 2014

Daniel Gallagher

c/o Town Sports International, LLC

5 Penn Plaza

New York, NY 10001

Dear Dan:

As we have discussed, Town Sports International, LLC (the “Company”) is pleased to offer you a promotion into the position of President and Chief Operating Officer effective as of Monday, January 13, 2014.

1. Position. In this new position, you will continue to report to the Chief Executive Officer. You will also continue to act in the role of Chief Financial Officer until that position has been filled and, once filled, you will assist in the orderly and smooth transition of those job responsibilities.

2. Compensation and Bonus. Your annual base salary will be $385,000, payable in accordance with the Company’s standard payroll practices and subject to all applicable tax withholdings. Future salary increases will be based on demonstrated job performance. Under the Company’s current performance bonus plan, you will have a bonus target of fifty percent (50%) of your annual base salary.

3. Restricted Stock. Subject to the further approval of the Compensation Committee of the Board of Directors, at such time as the annual award of shares of restricted common stock is made to other senior executives of Town Sports International Holdings, Inc. (“TSI Holdings”) (or any successor entity), but in no event later than March 14, 2014, you will be awarded 27,500 shares of restricted stock of TSI Holdings, which award shall vest twenty-five (25%) percent per year, commencing on the first anniversary of the award date. The award will subject to the terms and conditions of the TSI Holdings 2006 Stock Incentive Plan, as amended, and the related award agreement.

4. Severance. In the event that your employment is terminated by the Company without Cause (as hereinafter defined), subject to the execution (without revocation) of the Company’s standard release agreement within the time prescribed therein (no later than 60 days from the date of termination) and your continued compliance with the covenants contained in any and all restricted stock agreements entered into between you and TSI Holdings (including, without limitation, Section 12 thereof), you shall continue to receive your base salary (at the rate in effect at the time of termination) for a period of one (1) year from the date of termination (the “Severance Period”). Such payments will commence as soon as practical after the effectiveness of the release and the first payment shall include the payments that you would have received if the release were effective on the date of termination. The payments will be made consistent with the Company’s prevailing payroll practices and will be less all applicable withholding taxes.

During the Severance Period, up until you are eligible for coverage under another employer-sponsored plan, (i) if you elect to continue your health insurance coverage through COBRA, the Company will reimburse you for the COBRA coverage, in full, for your health and dental premium; and (ii) the Company will continue your disability insurance coverage and will pay 100% of the expense related thereto, including the applicable tax gross-up. You agree to promptly notify the Company in writing in the event that you are eligible for health or disability coverage under another employer-sponsored plan.

As used above, “Cause” means the Company’s termination of your employment as a result of: (i) repeated refusal to comply with the lawful direction of the Chief Executive Officer (which is not cured within 30 days of written notice from the Company describing such refusal to comply); (ii) the commission of any fraud, misappropriation or misconduct by you that causes, or is reasonably likely to cause, injury, monetarily or otherwise, to the Company or an affiliate; (iii) the conviction of, or pleading guilty or no contest to, a felony involving moral turpitude; (iv) an act resulting or intended to result, directly or indirectly, in material gain or personal enrichment to you at the expense of the Company or an affiliate; (v) any material breach of your fiduciary duties to the Company or an affiliate as an employee or officer; (vi) a material violation of the Company’s Code of Ethics and Business Conduct, as amended from time to time, or other policies and procedures of the Company; (vii) any breach of the terms of any non-compete, non-solicitation or confidentiality provision contained in any agreement between you and the Company or any affiliate.

Any severance provided pursuant to this provision shall be in lieu of any severance or other payment under your Executive Severance Agreement, as amended, or restricted stock or option agreements and not duplicative. In the event of a breach of the restrictive covenants to which you are bound, in addition to any other remedy available to the Company, the Company will cease payment of the severance amounts set forth in this Section 4 and may recoup any severance payments previously paid to you.

In the event your employment terminates for any reason other than by the Company without Cause, you shall not be eligible for the severance amounts in Section 4 and you shall only be entitled to payment of base salary through the date of termination, reimbursement of business expenses incurred through the date of termination in accordance with the Company’s policy and any other rights pursuant to applicable law.

5. Employment at Will. In accepting this new position, you understand and agree that your employment with the Company shall remain at-will, which means that either you or the Company are free to terminate your employment at any time, for any reason or no reason, with or without notice. Notwithstanding the foregoing, in the event of a termination without Cause (as set forth above), you will be paid the severance amounts as set forth in Section 4 above. You further understand and acknowledge that there is no written or oral contract providing you with any definite or specific term of employment. You further understand and agree that, due to your at-will status, the Company may, at any time, modify the terms of your employment, including, but not limited to, your job title, job responsibilities, compensation and benefits.

6. Section 409A. If you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-l(i) as of the date of the termination of your employment, you shall not be entitled to any payment or benefit that constitutes deferred compensation under 409A pursuant to this Agreement until the earlier of (i) the date which is six (6) months after your termination of employment for any reason other than death or (ii) the date of your death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Any amounts otherwise payable to you upon or in the six (6) month period following your termination of employment that are not so paid by reason of this Section shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the date of your termination (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of your death). It is intended that any amounts payable under this Agreement shall comply with or be exempt from and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on you under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A of the Code and for purposes of any such provision of this Agreement, references to a “termination of employment” and like terms shall mean separation from service. If under this Agreement an amount is paid in two or more installments, for purposes of Section 409A of the Code, each installment shall be treated as a separate and distinct payment.

7. Disputes. In the event that either party commences a litigation, arbitration, or an administrative action related to this Agreement against the other, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs, expenses and fees, including reasonable attorney’s fees, through all appeals in prosecuting or defending such action. For purposes hereof, the “prevailing party” shall be the party who receives substantially the relief sought as determined by the trier of fact.

Please indicate your acceptance of this offer by signing this Letter and returning the signed letter to me at the above address.

Very truly yours,

TOWN SPORTS INTERNATIONAL, LLC

By:	/s/ Robert Giardina
Name: Robert Giardina Title: Chief Executive Officer

ACKNOWLEDGEMENT:

I have read and understand all of the terms of this Letter and I accept and agree to all of the terms set forth therein.

ACCEPTED AND AGREED TO:

/s/ Daniel Gallagher
Daniel Gallagher

Date: January 10, 2014

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